Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

Noden Pharma Notified of ANDA Filing for Tekturna®

INCLINE VILLAGE, NV, June 5, 2017 - PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that its subsidiary, Noden Pharma DAC (Noden), received a Paragraph IV Notice Letter advising that Anchen Pharmaceuticals, Inc. (Anchen) submitted an Abbreviated New Drug Application (“ANDA”) to the United States Food and Drug Administration (FDA) seeking authorization from the FDA to manufacture and market a generic version of Tekturna® aliskiren hemifumarate tablets, 150 mg and 300 mg, in the United States.

The Notice Letter contains certifications against U.S. Patent No. 8,617,595, which is listed in the Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) for Tekturna as expiring on February 19, 2026.

Noden is aware that Novartis received Paragraph IV certifications from Par Pharmaceuticals, Inc. (Par) for Tekturna HCT and Anchen on December 31, 2013. Novartis did not file a responsive patent infringement suit related to these certifications. However, to Noden’s knowledge, neither Par nor Anchen have in the meantime commercialized generic aliskiren products.

Noden intends to vigorously defend its intellectual property rights related to Tekturna.

About Tekturna

Tekturna, also known as Rasilez outside the U.S., is a high blood pressure medication. It is the only product available in a class of high blood pressure drugs called "direct renin inhibitors," which lowers blood pressure by blocking the enzyme renin.

About Noden Pharma

Noden Pharma DAC is a global specialty pharmaceutical company that is focused on acquiring prescription medicines across a broad range of therapeutic areas in international markets. The company focuses its resources on acquiring and optimizing established medicines. Corporate headquarters are located in Dublin, Ireland.

About PDL BioPharma

PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries.  In late 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities and in 2016, began making equity investments in commercial stage companies, the first being Noden Pharma DAC.  PDL has committed over $1.4 billion and funded approximately $1.1 billion in these investments to date.  PDL is headquartered in Incline Village, Nevada.

For more information, please visit www.pdl.com. PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.